Exhibit 10.24

EQUITY INTERESTS TRANSFER AGREEMENT

by and among

CHINA WLCSP LIMITED

and

INFINITY-CSVC VENTURE CAPITAL ENTERPRISE

and

OMNIVISION TRADING (HONG KONG) COMPANY LIMITED

APRIL, 6, 2007

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

7.14	Further Assurances	17

7.15	No Agency	17

7.16	Confidentiality	17

iii

EXHIBITS

A.	Amended and Restated Articles of Associations

B.	Amended and Restated Equity Joint Venture Agreement

C.	Disclosure Schedules

D.	Officer’s Certificate of the Seller

E.	Officer’s Certificate of the Company

EQUITY INTERESTS TRANSFER AGREEMENT

This Equity Interests Transfer Agreement (this “Agreement”) is made as of April 6, 2007 (the “Effective Date”), by and among the following entities:

A.            CHINA WLCSP LTD., a Sino-foreign equity joint venture company established under the laws of the People’s Republic of China (the “PRC”) (the “Company”);

B.            INFINITY-CSVC VENTURE CAPITAL ENTERPRISE, a non-legal-person enterprise formed under the laws of the PRC (the “Infinity-CSVC” or the “Seller”); and

C.            OMNIVISION TRADING (HONG KONG) COMPANY LIMITED, a Hong Kong company (the “OmniVision” or the “Buyer”).

Each of these entities may be referred to hereafter as a “Party” and collectively “Parties”. All dollars and dollar sign denominations referred to hereinafter shall mean US Dollars.

RECITALS

A.            WHEREAS, the Company is in the business of designing, manufacturing, packaging and selling certain wafer level CSP products and providing relevant services (the “Business”).

B.            WHEREAS, the registered capital of the Company as of the Effective Date is seventeen million and five hundred thousand dollars ($17,500,000), the Seller holds 22.86% of the equity interests of the Company.

C.            WHEREAS, Infinity-CSVC desires to sell to OmniVision, and OmniVision desires to purchase from the Seller, certain equity interests of the Company owned by the Seller, pursuant to the terms and conditions set forth in this Agreement (the “Transfer”).

D.            WHEREAS, contemporaneous with the Transfer, OmniVision proposes to acquire additional equity interests of the Company, as its registered capital and equity interests shall be increased in accordance with the Amended and Restated Articles of Association (the “Restated Articles”) and the Amended and Restated Joint Venture Agreement (“Restated JV Agreement”), from the Company pursuant to an Investment Agreement by and between the Company and OmniVision (the “Investment Agreement” and together with this Restated JV Agreement and the Restated Articles, the “Transaction Documents”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto hereby agree as follows:

SECTION 1
SALE AND PURCHASE OF TRANSFERRED INTERESTS

1.1           Sale and Purchase of Transferred Interests.  Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, as of the Closing, 2,000,000 units (which, as of the Effective Date, amount to approximately 11.43% of the equity interests of Company (the “Transferred Interests”), at a price of $2.00 per unit, for an aggregate purchase price of four million dollars ($4,000,000) (the “Purchase Price”). Assuming the transactions contemplated by the Investment Agreement are consummated, the Transferred Interests amounts to approximately 8.88% of the total equity interests of the Company as of the Investment Closing (defined below) on a fully diluted basis.

1.2           Closing.  The closing of the purchase and sale shall take place simultaneous with or immediately prior to the closing of the Investment Agreement according to the terms and conditions provided therein (the “Investment Closing”), as soon as practicable following the satisfaction (or waiver) of each of the conditions set forth in Sections 5 and 6 (the “Closing”).

1.3           Registration of the Transfer.  Immediately after the execution hereof and to the extent available prior to the Closing, Seller shall provide and administer, and to the extent necessary, cause the Company to provide and administer, and the Company hereby agrees to administer, in a timely manner, all necessary assistance and cooperation in handling the formalities for examination and approval of the Transfer (as the case may be) and for change of registration of the Company as specified, including without limitation, signing all necessary legal documents pertinent to the said formalities as required by the competent government agencies.

1.4           Delivery.  At the Closing, the Buyer will pay the Seller four million dollars ($4,000,000) by  wire transfer in accordance with the Seller’s instructions. The Seller will deliver to the Buyer such documents in forms and substances reasonably acceptable to the Buyer evidencing that the Transfer has been duly registered with the Company and all necessary government and corporate approvals relating to the Transfer have been obtained.

1.5           Further Action.  If any further action is necessary or desirable to carry out the purposes of this Agreement, to vest in the Buyer the full right and title of the Transferred Interests and to ensure that the Company retains full right, title and possession to any and all assets, property, rights, privileges, powers and franchises of the Company, the Company and the Seller agree to take all such lawful and necessary actions to attain such results.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer that the statements in this Section 2, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) attached to this Agreement as Exhibit C (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date hereof and as of the Closing.  For purposes of this Section 2 and Section 3 below, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and managerial personnel of such party.

2.1          Organization, Good Standing and Qualification.  Except as disclosed in Disclosure Schedule 2.1:

2.1.1        The Company is a Sino-foreign equity joint venture company duly organized and existing under the laws of the PRC, where failure to be so would have a material adverse effect on its financial condition, business, prospects, properties, assets, liabilities or operations as now conducted or proposed to be conducted (a “Material Adverse Effect”). The registered capital of the Company is fully paid as required in accordance with applicable PRC rules and regulations.  Except as provided in Disclosure Schedule 2.1.1 hereof, there are no outstanding rights or commitments made by the Company or any of its investors or joint venture partners and owners, to issue, purchase or sell any equity interest in the Company.

2.1.2        Except as provided in Disclosure Schedule 2.1.2 hereof, neither is the Company, nor any of the Company’s shareholders is a state-owned enterprise as defined in applicable law of the PRC.

2.1.3        The Company has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon Closing.

2.1.4        The Company does not maintain any office or branch except for its offices at Suite 11C, Suchun Industrial Square, No. 428, Xinlong Road, Suzhou Industrial Park, Suzhou, Jiangsu, China.

2.1.5        The constitutional documents of the Company are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are in full force.

2.1.6        All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (the “Governmental Authorizations”), permits or licenses required under PRC laws for the due and proper establishment and operation of the Company as currently operated, or presently contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

2.1.7        All filings and registrations with the PRC authorities required in respect of the Company and its operations, including the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, Ministry of Information Industry, the tax bureau, the customs authorities, the product registration authorities, the health regulatory authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations.

2.1.8        The Company has not received any letter or notice from any relevant authority notifying it of the revocation of any Governmental Authorization, permit or license issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the Company.

2.1.9        The Company has been conducting its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

2.1.10      There is no valid reason to believe that any Governmental Authorization, license or permit requisite for the conduct of any part of the Company’s business which is subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

2.1.11      All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the Company have been complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.

2.2          Capitalization.  The amount of total registered capital of the company as of the Closing is seventeen million and five hundred thousand dollars ($17,500,000), all of which have been paid in full as certified by qualified public accountants or will be paid in accordance with the contribution schedule set forth in the Restated Articles. Listed in Disclosure Schedule 2.2 are the names and ownership interests of each shareholder of the Company immediately after the Closing and consummation of all other transactions contemplated by the Investment Agreement.

Except as provided in Disclosure Schedule 2.2 hereof, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal or other rights or agreements (other than as provided under the law and the Restated Articles), orally or in writing, to purchase or otherwise acquire any of the Company’s equity interests or any securities convertible into or exchangeable for its equity interests.

2.3          Authorization.  All corporate action on the part of the Company and its respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

2.4          Governmental Consents.  All Governmental Authorizations on the part of the Company required in connection with the consummation of the transactions contemplated herein have been obtained and are currently effective or will be obtained prior to the Closing.

2.5          Financial Statements. Disclosure Schedule 2.5 attaches (i) the consolidated balance sheets of the Company as of December 31, 2006, and the consolidated cash flow statements and income statements of the Company for the twelve (12) month period then ended and (ii) the consolidated unaudited financial statements of the Company (the balance sheets and income statements) as, at and for [the three (3) month] period ended March 31, 2007 (all such financial statements being collectively referred to herein as the “Financial Statements”).  The Financial Statements (a) accord with the books and records of the Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with IAS, PRC GAAP or U.S. GAAP applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the IAS, PRC GAAP or U.S. GAAP, and the Company has good and marketable unencumbered title to all assets set forth on the balance sheets included in the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

2.6           Contracts.

2.6.1        Material Contracts and Obligations.  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that (i) would have a Material Adverse Effect on the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of the Company; (iii) obligate the Company to share, license or develop any product or technology; or (iv) would grant rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products (collectively, the “Material Contracts”) are listed in Disclosure Schedule 2.6.1 and the copies of which have been provided to the Buyer.

2.6.2        Validity and Status.  All of the Material Contracts are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto.  There is no existing default or breach by any party thereto to the knowledge of Company, and the Company has received no notice or claim or allegation of default or breach thereof from any party thereto.  The Company does not have any present intention to terminate any of the Material Contracts.

2.6.3        Letter of Intent.  The Company has not entered into any letter of intent, memorandum of understanding or other similar document since its inception (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations; (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the equity interest of the Company would be transfered; or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

2.7          Related-Party Transactions.  No employee, officer, or director or shareholder of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate family may own stock in publicly traded companies that may compete with the Company.  No Related Party or member of his or her immediate family is directly or indirectly interested in any material contract with the Company.

2.8          Changes.  Since January 1, 2007 there has not been:

2.8.1        Any event that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

2.8.2        Any resignation or termination of any executive officer, key employee or group of employees of the Company;

2.8.3        Any damage, destruction or loss, whether or not covered by insurance, with respect to the properties and assets of the Company;

2.8.4        Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

2.8.5        Any loans made by the Company to any stockholder, employee, executive officer or director of the Company, other than advances made in the ordinary course of business;

2.8.6        Any material change in any compensation arrangement or agreement with any employee, executive officer, director or stockholder;

2.8.7        Any declaration or payment of any dividend or other distribution of the assets of the Company;

2.8.8        Any debt incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

2.8.9        Any sale, mortgage, pledge, transfer, lease or other assignment of any Intellectual Property (as defined below) owned by the Company;

2.8.10      Any material change in any Material Contract;

2.8.11      Any sale, mortgage, pledge, transfer, lease or other assignment of any of its tangible assets outside of the ordinary course of business;

2.8.12      Any capital expenditure in excess of $100,000; or

2.8.13      Any arrangement or commitment by the Company to do any of the acts described in subsection 2.8.1 through 2.8.11 above.

2.9          Title to Properties and Assets.  The Company has good and marketable title to all respective properties and assets reflected on its account books, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind.  With respect to the property and assets it leases, the Company and the lessor are in compliance with such leases and the Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

2.10         Intellectual Property; Status of Proprietary Rights.

2.10.1      The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect, without any conflict with or infringement of the rights of others.  Disclosure Schedule 2.10 contains a complete list of the Company’s patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications.  Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company’s business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  The Company has not received any written communication alleging that the Company has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor.  The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of Intellectual Property.  The Company has obtained executed employment and consulting agreements containing intellectual property rights assignment, noncompetition and confidentiality provisions in the form provided to the Buyer and its counsel and subject to final approval by the Buyer in its sole discretion, from all current and former employees, consultants and contactors of the Company.

2.10.2      No Breach by Employees.  The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to use any inventions of any of their employees made prior to their employment by the Company.

2.11        Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, currently threatened against the Company, the Company’s activities, properties or assets, or any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company.  There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any Material Adverse Effect on the Company.  The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality and there is no Action by the Company currently pending or which it intends to initiate.

2.12        Tax Returns.  The Company has timely filed all tax returns and reports required to be filed by it with appropriate national and local governmental agencies.  These returns and reports are true and correct in all material respects.  All taxes shown to be due and payable on such returns and reports, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent.  The Company has not been advised in writing (i) that any of its returns and reports have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its taxes.

2.13         Employees

2.13.1      The Company does not maintain or contribute to any welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or any similar plan or agreement (an “Employee Benefit Plan”) other than the Employee Benefit Plans identified in Disclosure Schedules 2.13.1. To the Company’s knowledge, there are no unfunded obligations of the Company under any welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee benefit Plan as required under applicable law.

2.13.2      Disclosure Schedule 2.13.2 sets forth a list of each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor. The Company is not delinquent in payments to any of its employees for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  To the Company’s knowledge, the Company has complied with all applicable PRC employment and labor laws and regulations, including laws and regulations pertaining to terms and conditions of employment, and wages and hours.

2.13.3      No employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s knowledge, none of the officers or key employees, or any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing individuals.

2.14        Compliance with Other Instruments.  The Company is not in, nor will the conduct of business of the Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of the Company, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company.  The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company. Especially, the Company shall guarantee that the sale of the Transferred Interests pursuant to this Agreement will not affect any of the Company’s Intellectual Property rights or licenses with respect to CSP technology.

2.15        Environmental and Safety Laws.  To the Company’s knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.16        Obligations of Management.  Each employee and consultant of the Company is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Company.  The Company is not aware that any such employee is planning to work less than fulltime at the Company in the future.  To the knowledge of the Company, no such employee is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

2.17        Minute Books.  The minute books of the Company made available to the Buyer contain a complete summary of all meetings and actions taken by directors and shareholders or owners of the Company since its time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.

2.18        Disclosure.  No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Buyer pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way.  The Company has fully provided the Buyer with all the information that the Buyer has requested for the purpose of deciding whether to purchase the Transferred Interests and all information that could reasonably be expected to enable the Buyer to make such decision.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer that the statements in this Section 3 are all true, correct and complete as of the date hereof and as of the Closing.

3.1          Title.   The Seller has contributed fully the registered capital of the Company allotted to it and has the legitimate, full, adequate and marketable title, ownership and power to the Transferred Interests. The Transferred Interests and all other equity interests of the Company owned by the Seller are free and clear of any liens, pledges, encumbrances, security interests, restrictions on transfer, charges or claims.  No other person or entity has any legal or equitable claim to ownership of the Transferred Interests.  In respect of the Transfer, the Company, any other equity owner of the Company and any person or entity that may hold such a right has waived its right of first refusal with regard to the transfer of the Transferred Interests, and there is no other person entitled to the rights of first refusal or other preemptive rights of first refusal or other preemptive rights with regard to the Transferred Interests. The Seller is not a party to any option, warrant, purchase right, pledge, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Transferred Interests (other than this Agreement).

3.2          Authority.  The Seller has all requisite legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of the Company and its respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

3.3           Proceedings.

There are no actions, suits, proceedings or investigations (the “Proceeding”) pending, and no person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the Seller to consummate the Transfer or to perform the covenants or obligations under the Agreement. No event has occurred, and no claim, dispute or other condition or circumstances exists, that likely would directly or indirectly give rise to serve as a basis for the commencement of any such Proceeding.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1           Power and Authority.  The Buyer has all requisite power and authority to execute and deliver the Transaction Documents, to purchase the Transferred Interests and to carry out and perform its obligations under the terms of the Transaction Documents.  All action on the part of the Buyer necessary for the authorization, execution, delivery and performance of the Transaction Documents, and the performance of all of the Buyer’s obligations under the Transaction Documents, has been taken or will be taken prior to the Closing.

4.2           Investment Purpose.  The Buyer represents that the Equity Interests to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in or otherwise distributing the same.

4.3           No Public Market.  The Buyer understands that no public market now exists for any of the Equity Interests issued by the Company and that neither the Company nor the Seller has made no assurances that a public market will ever exist for the Company’s securities.

SECTION 5
CONDITIONS TO THE BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to purchase the Transferred Interests at a Closing is subject to the fulfillment on or before the Closing of each of the following conditions unless waived in writing by the Buyer:

5.1           Representations and Warranties.  The representations and warranties made by the Company and the Seller in Section 2 and Section 3 (as modified by the disclosures on the Disclosure Schedules) shall be true and correct as of the date of such Closing.

5.2           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company and the Seller on or prior to the Closing shall have been performed or complied with.

5.3           No Material Adverse Effect.  No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.4           Transaction Documents.  The Company, the Seller and the Buyer shall have executed and delivered each of the Transaction Documents.

5.5           Regulatory Approval.  All authorization, approvals and permits of any governmental authority or regulatory body that are required to be obtained in connection with the sale of Transferred Interests pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing.

5.6           Officer’s Certificate from the Seller.  The Seller shall have delivered to the Buyer an Officer’s Certificate, executed by the [President] of the Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit B, certifying the resolutions approved by the Board of Directors of the Seller authorizing the transactions contemplated hereby.

5.7           Officer’s Certificate from the Company.  The Company shall have delivered to the Buyer an Officer’s Certificate, executed by the President of the Company, dated the Closing  Date, in substantially the form attached hereto as Exhibit E, certifying the satisfaction of the conditions to closing listed in this Section 5 and the true and correctness of (i) the Restated Articles as in effect at the time of the Closing , (ii) the Restated JV Agreement as in effect at the time of the Closing , (iii) resolutions approved by the Board of Directors of the Company authorizing the transactions contemplated hereby; and (iv) resolutions approved by the shareholders of the Company authorizing the transactions contemplated hereby and waiving certain rights.

5.8           Corporate Documents  The Company shall have delivered to the Buyer or its counsel copies of all corporate documents of the Company as the Buyer shall reasonably request.

5.9           Legal Opinion.  The Buyer shall have received opinions, dated as of the Closing, from Fangda Partners, the Seller’s PRC counsel, in such forms as are acceptable to the Buyer in its sole discretion.

SECTION 6
CONDITIONS TO THE SELLER’S OBLIGATION TO CLOSE

The Seller’s obligation to sell the Transferred Interests at the Closing is subject to the fulfillment on or before such Closing of the following conditions unless waived by the Seller:

6.1           Representations and Warranties.  The representations and warranties made by the Buyer in such Closing in Section 4 shall be true and correct when made and shall be true and correct as of the date of such Closing.

6.2           Transaction Documents.  The Company, the Seller and the Buyer shall have executed and delivered each of the Transaction Document.

SECTION 7
MISCELLANEOUS

7.1           Governing Law.  This Agreement shall be governed by the laws of the State of New York, U.S.A., without regard to principles of conflict of laws.

7.2            Arbitration.  If the Parties should have a material dispute arising out of or relating to this Agreement, then the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this Agreement, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration (the “Board of Arbitration”) consisting of three (3) members, one (1) of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two (2) party-appointed arbitrators.  In the event of failure of said two (2) arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator to the Board of Arbitration, the third arbitrator shall be appointed by the Hong Long International Arbitration Centre. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration.  Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than forty-five (45) days.  Notwithstanding the foregoing, the request by the parties for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of proper jurisdiction.

7.3            Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.4            Survival.  The warranties, representations and covenants of the Company, the Seller and the Buyer contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Buyer or the Seller.

7.5           Indemnification of Buyer.

7.5.1        The Company hereby agrees to hold harmless and indemnify the Buyer, the Buyer’ direct and indirect subsidiaries, affiliated entities and corporations (collectively, referred to as the “Buyer Indemnitees”) against any and all direct damages, liabilities, losses, reasonable costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, attributable to (i) any material inaccuracy in, or any material breach by the Company of, any representation or warranty or other statement expressly contained in this Agreement including the Disclosure Schedules regarding the Company, or (ii) any material breach of any covenant or agreement expressly contained in this Agreement including the Disclosure Schedules hereto regarding the Company (collectively, the “Indemnifiable Claims Against Company”); provided, however, that the Company’s liability to the Indemnifiable Claims Against Company shall not exceed the Purchase Price.

7.5.2        The Seller hereby agrees to hold harmless and indemnify the Buyer Indemnitees against any and all direct damages, liabilities, losses, reasonable costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, attributable to (i) any material inaccuracy in, or any material breach by the Seller of, any representation or warranty or other statement expressly contained in this Agreement including the Disclosure Schedules regarding the Seller, or (ii) any material breach of any covenant or agreement expressly contained in this Agreement including the Disclosure Schedules hereto regarding the Seller (collectively, the “Indemnifiable Claims Against Seller”); provided, however, that the Seller’s liability to the Indemnifiable Claims Against Seller shall not exceed the Purchase Price.

7.5.3        The rights to indemnification set forth in this Section 7.5 are in addition to, and not in limitation of, all rights and remedies to which the Buyer may be entitled. All remedies, either under this Agreement, the Restated Articles, the Restated Joint Venture Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.5.4        Notwithstanding the foregoing, there shall be no liability for any Indemnifiable Claims unless the claim therefor has been asserted pursuant to Section 7.5 within thirty six (36) months after the Closing.

7.6           Entire Agreement.  This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.  No Party shall be liable or bound to another Party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.7           Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Buyer, the Seller and the Company.

7.8           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger, addressed as follows:

(a)	if to the Buyer, one copy shall be sent to

OmniVision Trading (Hong Kong) Co. Ltd.

Attn:
Facsimile:

With a copy to:

OmniVision Technologies, Inc.
1341 Orleans Drive
Sunnyvale, CA 94089
Attn: General Counsel
Facsimile: (408) 542-3006

With a copy to:

Morgan, Lewis & Bockius, LLP
3000 El Camino Real, Suite 700
Palo Alto, California 94306
Attn: Lucas Chang
Facsimile: (650) 843-4001

(b)	if to the Seller, one copy should be sent to

Infinity-CVSC Venture Capital Enterprise

Attn:
Facsimile:

With a copy to

.

(c)	if to the Company, one copy should be sent to

China WLCSP Limited
Suite 11C, Suchuan Industrial Square
No. 428, Xinlong Road
Suzhou Industrial Park
Suzhou, Jiangsu, China 215126
Attn: Chief Executive Officer
Facsimile:

With a copy to

.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail or the China mail or internationally recognized next-day delivery services courier, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address of the recipient.

7.9           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

7.10         Expenses.  The Buyer, the Seller and the Company shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.11         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.12         Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or all Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party hereto, all Parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.13         Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement upon any breach or default of another Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, shall be cumulative and not alternative.

7.14         Further Assurances.  Each Party hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.15         No Agency.  This Agreement shall not constitute an appointment of any Party as the legal representative or agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party.  Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties.

7.16         Confidentiality.  The Parties agree that they shall not disclosure, divulge or communicate to any other party, the existence and contents of this Agreement, the Investment Agreement, or any correspondence, material, know-how, and other information acquired in connection with the transaction contemplated herein, and shall take and maintain such information under strict security precautions to prevent any disclosure.  Neither party shall issue any public statement or release concerning any such information, without the other party’s prior written approval of the substance and form of any such statement or release, unless required by the applicable laws, regulations or stock exchange rules.  Notwithstanding the above, the Parties shall be entitled to disclose such information (a) to their interest-owners, shareholders, directors and officers and their respective professional advisers; (b) in connection with a merger, acquisition or proposed merger or acquisition, and (c) as required by applicable law, including without limitation applicable securities laws and regulations of the United States and the PRC.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

“SELLER”

Infinity-CSVC Venture Capital Enterprise

By:	/s/ Xianghong Lin /s/Amir Gal-or
Name:	Xianghong Lin, Amir Gal-or
Title:	President

“COMPANY”

China WLCSP Ltd

By:	/s/ Wei Wang
Name:	Wei Wang
Title:	Chief Executive Officer and President

“BUYER”

OmniVision Trading (Hong Kong)
Company Ltd.

By:	/s/ Shaw Hong
Name:	Shaw Hong
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

(Signature Page to Equity Interests Transfer Agreement)

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT B

AMENDED AND RESTATED EQUITY JOINT VENTURE AGREEMENT

EXHIBIT C

DISCLOSURE SCHEDULES

EXHIBIT D

INFINITY-CSVC VENTURE CAPITAL ENTERPRISE

OFFICER’S CERTIFICATE

Pursuant to Section 5.6 of the Agreement, dated [             ], 2007, by and among China WLCSP Limited, Infinity-CSVC Venture Capital Enterprise and OmniVision Trading (Hong Kong) Company Limited, (the “Agreement”), the undersigned certifies on behalf of the Seller as follows:

1.             He is the [President] of the Seller.

2.             The Seller has performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed by the Seller on or prior to the Closing; and except as set forth in or modified by the Disclosure Schedules, the representations and warranties of the Seller set forth in Section 3 of the Agreement are true and correct as of the date hereof.

3.             Attached hereto as Annex I is a true and correct copy of certain resolutions duly adopted by the [Board of Directors] of the Seller on [             ], 2007 authorizing the transactions contemplated by the Agreement.  Such resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect as of the date hereof.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of [             ], 2007.

Infinity-CSVC Venture Capital Enterprise

/s/Xianghong Lin /s/ Amir Gal-or
[President]

EXHIBIT E

CHINA WLCSP LIMITED

OFFICER’S CERTIFICATE

Pursuant to Section 5.7 of the Agreement, dated [             ], 2007, by and among China WLCSP Limited, Infinity-CSVC Venture Capital Enterprise and OmniVision Trading (Hong Kong) Company Limited (the “Agreement”), the undersigned certifies on behalf of the Company as follows:

1.             He is the President and Chief Executive Officer of the Company;

2.             The Company has performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed by the Company on or prior to the Closing; and except as set forth in or modified by the Disclosure Schedules, the representations and warranties of the Company set forth in Section 2 of the Agreement are true and correct as of the date hereof.

3.             Attached hereto as Appendix I is a true and correct copy of the Restated Articles in effect as of the date hereof, and no action has been taken by the Company to effect or authorize any amendment or other modification to such Articles.

4.             Attached hereto as Appendix II is a true and correct copy of the Restated JV Agreement in effect as of the date hereof, and no action has been taken by the Company to effect or authorize any amendment or other modification to such Agreement.

5.             Attached hereto as Appendix III is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company on [             ], 2007 authorizing the transactions contemplated by the Agreement.  Such resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect as of the date hereof.

6.             Attached hereto as Appendix IV is a true and correct copy of certain resolutions duly adopted by the shareholders of the Company on [             ], 2007 authorizing the transactions contemplated by the Agreement and waiving certain rights.  Such resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect as of the date hereof.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of [             ], 2007.

China WLCSP Ltd

/s/ Wei Wang

President and CEO